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Preferred Apartment Communities

SUPPLEMENTAL FINANCIAL DATA

Q1 2020

APTS
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NYSE

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 1

Preferred Apartment Communities, Inc. Reports Results for First Quarter 2020

Atlanta, GA, May 11, 2020

Preferred Apartment Communities, Inc. (NYSE: APTS) ("we," "our," the "Company" or "Preferred Apartment Communities") today reported results for the quarter ended March 31, 2020. Unless otherwise indicated, all per share results are reported based on the basic weighted average shares of Common Stock and Class A Units of the Company's operating partnership ("Class A Units") outstanding. See Definitions of Non-GAAP Measures on page S-21.

Financial Highlights

Our operating results are presented below.

	Three months ended March 31,
	2020	2019	% change

Revenues (in thousands)	$131,102	$111,506	17.6%

Per share data:
Net income (loss) (1)	$(4.44)	$(0.66)	-
FFO (2)	$(3.42)	$0.39	-
FFO excluding Internalization costs (2)	$0.31	$0.39	(20.5)%
Core FFO (2)	$0.38	$0.41	(7.3)%
AFFO (2)	$0.47	$0.32	46.9%
Dividends (3)	$0.2625	$0.26	1.0%

(1) Per weighted average share of Common Stock outstanding for the periods indicated.
(2) FFO, Core FFO and AFFO results are presented per basic weighted average share of Common Stock and Class A Unit in our Operating Partnership outstanding for the periods indicated. See Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-3 and Definitions of Non-GAAP Measures beginning on page S-21.
(3) Per share of Common Stock and Class A Unit outstanding.

"Our first quarter reflects continued and consistently solid operating performance across all of our operating platforms, including multifamily same store NOI growth of 4.3% quarter over quarter in a same store pool that represents over 80% of our multifamily units,” stated Joel Murphy, Preferred Apartment Communities’ President and Chief Executive Officer. "As we moved into the second quarter, the events related to and resulting from the COVID-19 pandemic have disrupted our economy and our markets and we have taken several measures to preserve liquidity. Among them, the Board making the difficult but prudent decision to reduce our common dividend given the uncertainty of the current circumstances and environment. I am extremely proud of our leadership team and operating teams across all of our platforms that have worked collaboratively and effectively alongside our residents and our tenants in a challenging environment for all concerned. We believe our diversified portfolio, with high quality assets in strong Sunbelt markets, positions us well to create shareholder value over the long term.”

The following chart details cash collections of rental revenues across all our verticals for the month of April.

	2020 Cash Collections of Certain Rental Revenues (1)
	January	February	March	April

Multifamily	99.4%	99.4%	99.1%	97.7%
Student housing	99.8%	99.9%	99.5%	97.3%
Office	99.7%	99.5%	98.7%	96.3%
Grocery-anchored retail:
Grocery anchors	100.0%	100.0%	100.0%	100.0%
In-line tenants	98.7%	98.9%	95.8%	66.7%

Occupancy:
Multifamily	95.1%	95.5%	95.7%	94.3%
Student housing	96.1%	96.3%	96.2%	96.2%
Percent leased:
Office	96.3%	96.3%	96.7%	95.9%
Grocery-anchored retail	92.9%	92.6%	92.6%	92.5%

(1) Percent of revenue billed includes base rent, operating expense escalations, pet, garage, parking and storage rent. Figures are before any effect of rent deferrals.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 1

•
Our net loss per share was $(4.44) and $(0.66) for the three-month periods ended March 31, 2020 and 2019, respectively. Funds From Operations, or FFO, for the three months ended March 31, 2020 was $(3.42) per weighted average share and unit outstanding and includes costs associated with the acquisition of Preferred Apartment Advisors, LLC (our "Former Manager") of approximately $178.8 million. Excluding these costs, our FFO per share was $0.31 for the three months ended March 31, 2020. Core FFO was $0.38 for the three months ended March 31, 2020, as compared to $0.41 for the three months ended March 31, 2019.

•
For the first quarter 2020, our declared dividends to preferred and Common Stockholders and distributions to Unitholders exceeded our NAREIT-defined FFO result for the period, which was negative. Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 69.4% and our Core FFO payout ratio (before the deduction of preferred dividends) to our preferred stockholders was approximately 64.4%(B)

•
Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 55.9% for the first quarter 2020. Our AFFO payout ratio (before the deduction of preferred dividends) to our preferred stockholders was approximately 59.3% for the first quarter 2020. (B) We have approximately $20.2 million of accrued but not yet received interest revenue on our real estate loan investment portfolio.

•
For the quarter ended March 31, 2020, our same-store multifamily rental and other property revenues increased approximately 3.4% and our operating expenses increased 2.1%, resulting in an increase in same-store net operating income of approximately 4.3% as compared to the quarter ended March 31, 2019.(C) For the first quarter 2020, our average same-store multifamily communities' physical occupancy was 95.5%. Our 2020 same-store multifamily portfolio represents approximately 81.7% of our aggregate multifamily units.

•
On January 1, 2020, Joel T. Murphy became Chief Executive Officer of the Company. Mr. Murphy will continue as a member of the board, where he has served since May 2019 and as Chairman of the Company's Investment Committee, a role he has had since June 2018. Mr. Murphy was the CEO of our New Market Properties subsidiary for the last five years until his appointment as our CEO. Mr. Murphy succeeded Daniel M. DuPree as CEO. Mr. DuPree will remain with us as Executive Chairman of the Board.

•
On January 31, 2020, we internalized the functions performed by Preferred Apartment Advisors, LLC (the "Manager") and NMP Advisors, LLC (the "Sub-Manager") by acquiring the entities that own the Manager and the Sub-Manager (such transactions, collectively, the "Internalization") for an aggregate purchase price of $154.0 million, plus up to $25.0 million of additional consideration to be paid within 36 months. Additionally, up to $15.0 million of the $154.0 million purchase price was to be held back and is payable to the sellers less certain losses following final resolution of certain specified matters. Pursuant to the Stock Purchase Agreement entered into on January 31, 2020 the sellers sold all of the outstanding shares of NELL Partners, Inc. (“NELL”) and NMA Holdings, Inc., parent companies of the Manager and Sub-Manager, respectively, to us, in exchange for an aggregate of approximately $111.1 million in cash paid at the closing which reflects the satisfaction of certain indebtedness of NELL, the estimated net working capital adjustment, and a hold back of $15.0 million for certain specified matters.

•
During the first quarter 2020, the borrowers of the Dawson Marketplace, Falls at Forsyth, and (in conjunction with our acquisition of the underlying property) Altis Wiregrass real estate loans repaid all amounts due under the loans, including aggregate principal amounts of approximately $53.9 million and interest accrued in periods prior to the first quarter 2020 of approximately $8.9 million, the latter of which was additive to our first quarter 2020 AFFO result. The three mezzanine loan investments that matured this quarter yielded a weighted average 17% internal rate of return.

•	As of March 31, 2020, the average age of our multifamily communities was approximately 5.8 years, which is the youngest in the public multifamily REIT industry.

•
As of March 31, 2020, approximately 94.5% of our permanent property-level mortgage debt has fixed interest rates and approximately 3.7% has variable interest rates which are capped. We believe we are well protected against potential increases in market interest rates.

•
As of March 31, 2020, our total assets were approximately $4.8 billion. Our total assets at March 31, 2019, also approximately $4.8 billion, included approximately $545 million of VIE mortgage pool assets attributable to other mortgage pool participants that were consolidated due to our investments in the Freddie Mac K Program. During the fourth quarter 2019, we sold our K Program investments, realizing an internal rate of return of approximately 18%. Excluding the consolidated VIE mortgage pool assets from the March 31, 2019 total, our total assets grew approximately $570.4 million, or 13.4%.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 2

•	At March 31, 2020, our leverage, as measured by the ratio of our debt to the undepreciated book value of our total assets, was approximately 53.7%.

•
On March 20, 2020, we delivered a written termination notice to the prospective purchaser of six of our student housing properties for their failure to consummate the purchase. Accordingly, we received an additional $2.75 million of forfeited earnest money as liquidated damages.

(A) We calculate the FFO payout ratio to Common Stockholders as the ratio of Common Stock dividends and distributions to FFO Attributable to Common Stockholders and Unitholders. We calculate the FFO payout ratio to preferred stockholders as the ratio of Preferred Stock dividends to the sum of Preferred Stock dividends and FFO. Since our operations resulted in a net loss from continuing operations for the periods presented, a payout ratio based on net loss is not calculable. See Definitions of Non-GAAP Measures on page S-21.

(B) We calculate the Core FFO and AFFO payout ratios to Common Stockholders as the ratio of Common Stock dividends and distributions to Core FFO and AFFO. We calculate the Core FFO and AFFO payout ratios to preferred stockholders as the ratio of Preferred Stock dividends to the sum of Preferred Stock dividends and Core FFO and AFFO.

(C) Same store net operating income is a non-GAAP measure. See Definitions of Non-GAAP Measures on page S-21.

Business Update Related to COVID-19

During first quarter and the beginning of the second quarter, the Company has taken various actions in response to the COVID-19 pandemic to adjust our business operations and to address the needs of our residents, tenants and associates. Our property management and asset management teams continue to respond appropriately to any onsite, tenant and property management requests, while following all applicable safety and social distancing guidelines. All of our multifamily communities, student housing properties, grocery-anchored shopping centers and office buildings have remained open and operating throughout the pandemic and in compliance with government-imposed COVID-19 guidelines and mandates.  More details about our response to the COVID-19 crisis can be found on the Company’s website at: https://pacapts.com/covid19/

A presentation providing additional information regarding COVID-19 business updates and impacts is posted on the Company’s website at http://investors.pacapts.com/presentations.

Acquisitions of Properties

During the first quarter 2020, we acquired the following properties:

Property	Location (MSA)	Units / Leasable square feet

Multifamily community:
Altis Wiregrass Ranch	Tampa, Florida	392	units

Grocery-anchored shopping centers:
Wakefield Crossing	Raleigh, North Carolina	75,927	LSF
Midway Market	Dallas, Texas	85,599	LSF
		161,526

Office properties:
4th & Brevard	Charlotte, North Carolina	1.74	acres

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 3

Real Estate Assets

At March 31, 2020, our portfolio of owned real estate assets and potential additions from purchase options we held from our real estate loan investments consisted of:

	Owned as of March 31, 2020 (1)		Potential additions from real estate loan investment portfolio (2) (3)	Potential total
Multifamily communities:
Properties	35		9	44
Units	10,637		2,543	13,180
Grocery-anchored shopping centers:
Properties	54		—	54
Gross leasable area (square feet)	6,208,278		—	6,208,278
Student housing properties:
Properties	8		1	9
Units	2,011		175	2,186
Beds	6,095		543	6,638
Office buildings:
Properties	9	(4)	1	10
Rentable square feet	3,169,000		195,000	3,364,000

(1) One multifamily community, two student housing properties, two grocery-anchored shopping centers and two office buildings are owned through consolidated joint ventures.
(2) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.

(3)  The Company has terminated various purchase option agreements in exchange for termination fees.  These properties are excluded from the potential additions from our real estate loan investment portfolio.

(4) Excludes our 251 Armour property, comprising 35,000 rentable square feet that is under development.

Subsequent to Quarter End

Between April 1, 2020 and April 30, 2020, we issued 11,461shares of Series A1 Preferred Stock and collected net proceeds of approximately $10.3 million after commissions and fees and we issued 751 shares of Series M1 Preferred Stock and collected net proceeds of approximately $728,000 after commissions and fees.

On April 23, 2020, we closed on a $52.0 million first mortgage on our Altis at Wiregrass multifamily community. The loan bears interest at a fixed rate of 2.90% per annum and matures on May 1, 2030.

On April 30, 2020, we closed on the acquisition of a 288-unit multifamily community in Panama City, Florida. We partially financed the acquisition with a 10 year, $45.0 million first mortgage that bears interest at a fixed rate of 2.95% per annum.

On May 11, 2020, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, payable on July 15, 2020 to stockholders of record on June 15, 2020.

As a result of the COVID-19 pandemic that resulted in wide spread stay-at-home orders across the country, some of our multifamily residents and office and retail tenants have requested rent relief from the Company. At this point, the Company's policy is to only extend rent deferral options to our residents and tenants. We have not offered any rent abatement options.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 4

Same-Store Multifamily Communities Financial Data

The following chart presents same-store operating results for the Company’s multifamily communities. We define our population of same-store multifamily communities as those that have achieved occupancy at or above 93% for all three consecutive months within a single quarter (stabilized) before the beginning of the prior year and that have been owned for at least 15 full months as of the end of the first quarter of the current year, enabling comparisons of the current year quarterly and annual reporting periods to the prior year comparative periods. The Company excludes the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. For the periods presented, same-store operating results consist of the operating results of the following multifamily communities containing an aggregate 8,694 units:

Aster at Lely Resort	Avenues at Cypress	Avenues at Northpointe
Citi Lakes	Lenox Village	Retreat at Lenox Village
Overton Rise	Sorrel	Venue at Lakewood Ranch
Avenues at Creekside	525 Avalon Park	Vineyards
Citrus Village	Retreat at Greystone	City Vista
Founders' Village	Luxe at Lakewood Ranch	Adara at Overland Park
Summit Crossing I	Summit Crossing II	Aldridge at Town Village
City Park View	Crosstown Walk	Claiborne Crossing
Reserve at Summit Crossing	Colony at Centerpointe	Lux at Sorrel
Green Park	Vestavia Reserve

Same-store net operating income is a non-GAAP measure that is most directly comparable to net income (loss), as shown in the reconciliations below.

Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income (NOI)

	Three months ended:
(in thousands)	3/31/2020	3/31/2019

Net (loss) income	$(179,523)	$(2,280)
Add:
Equity stock compensation	230	311
Depreciation and amortization	49,509	45,289
Interest expense	29,593	26,756
Management fees	3,099	7,829
Corporate G&A and other	6,365	1,418
Management Internalization	178,793	45
Loan loss allowance	5,133	—
Waived asset management and general and administrative expense fees	(1,136)	(2,629)
Less:
Interest revenue on notes receivable	13,439	11,288
Interest revenue on related party notes receivable	2,537	5,802
Miscellaneous revenues	3,260	23
Income from consolidated VIEs	—	141
Gain on extinguishment of debt	—	(17)
Gains on land condemnation and trading investment	479	4

Property net operating income	72,348	59,498
Less:
Non-same-store property revenues	(74,248)	(58,003)
Add:
Non-same-store property operating expenses	24,179	19,871

Same-store net operating income	$22,279	$21,366

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 5

Multifamily Communities' Same Store Net Operating Income

	Three months ended:
(in thousands)	3/31/2020	3/31/2019	$ change	% change
Revenues:
Rental and other property revenues	$37,618	$36,390	$1,228	3.4%

Operating expenses:
Property operating and maintenance	6,412	6,340	72	1.1%
Payroll	2,811	2,849	(38)	(1.3)%
Real estate taxes and insurance	6,116	5,835	281	4.8%
Total operating expenses	15,339	15,024	315	2.1%

Same-store net operating income	$22,279	$21,366	$913	4.3%

Same-store average physical occupancy	95.5%	94.9%

Corporate level expenses related to the management and operations of the Multifamily and Student housing property portfolios are allocated on a per unit basis to Property NOI and are included in Multifamily Same Store NOI.

Capital Markets Activities

On September 27, 2019, our registration statement on Form S-3 (Registration No. 333-233576) (the “Series A1/M1 Registration Statement”) was declared effective by the Securities and Exchange Commission (the “SEC”). The Series A1/M1 Registration Statement allows us to offer up to a maximum of 1,000,000 shares of Series A1 Redeemable Preferred Stock, Series M1 Redeemable Preferred Stock or a combination of both (the "Series A1/M1 Offering"). The stated price per share is $1,000, subject to adjustment under certain conditions. The shares are being offered by our affiliate, Preferred Capital Securities, LLC (“PCS”), on a "reasonable best efforts" basis and we intend to invest substantially all the net proceeds of the Series A1/M1 Offering in connection with the acquisition of multifamily communities, grocery-anchored shopping centers, office buildings, real estate loans and mortgages, other real estate-related investments and general working capital purposes.

During the first quarter 2020, we issued and sold an aggregate of 32,136 shares of Series A1 Redeemable Preferred Stock, resulting in net proceeds of approximately $28.9 million after commissions and other fees. During the first quarter 2020, we issued and sold an aggregate of 1,933 shares of Series M1 Redeemable Preferred Stock, resulting in net proceeds of approximately $1.9 million after dealer manager fees.

During the first quarter 2020, we issued and sold an aggregate of 65,298 Units from our offering of up to 1,500,000 Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one Warrant to purchase up to 20 shares of Common Stock (the "$1.5 Billion Series A Unit Offering"), resulting in net proceeds of approximately $58.8 million after commissions and other fees. The $1.5 Billion Series A Unit Offering expired during the first quarter 2020.

In addition, during the first quarter 2020, we issued approximately 1,014,300 shares of Common Stock for redemptions of 13,313 shares of our Series A Redeemable Preferred Stock and paid out $5.2 million in cash for redemptions of 5,571 shares of our Series A Redeemable Preferred Stock.

Dividends

Quarterly Dividends on Common Stock and Class A OP Units

On February 20, 2020, we declared a quarterly dividend on our Common Stock of $0.2625 per share for the first quarter 2020. This represents a 1.0% increase in our common stock dividend from our first quarter 2019 common stock dividend of $0.26 per share, and an average annual dividend growth rate of 12.6% since June 30, 2011, the first quarter end following our initial public offering in April 2011. The first quarter dividend was paid on April 15, 2020 to all stockholders of record on March 13, 2020. In conjunction with the Common Stock dividend, the Company's operating partnership declared a distribution on its Class A Units of $0.2625 per unit for the first quarter 2020, which was paid on April 15, 2020 to all Class A Unit holders of record as of March 13, 2020.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 6

Monthly Dividends on Preferred Stock

We declared monthly dividends of $5.00 per share on our Series A Redeemable Preferred Stock, which totaled approximately $31.1 million for the first quarter 2020 and represents a 6% annual yield. We declared monthly dividends of $5.00 per share on our Series A1 Redeemable Preferred Stock, which totaled approximately $212,000 for the first quarter 2020 and also represents a 6% annual yield. We declared dividends totaling approximately $1.7 million on our Series M Redeemable Preferred Stock, or mShares, for the first quarter 2020. The mShares have a dividend rate that escalates from 5.75% in year one of issuance to 7.50% in year eight and thereafter. We declared dividends totaling approximately $10,000 on our Series M1 Redeemable Preferred Stock for the first quarter 2020. The Series M1 Redeemable Preferred Stock has a dividend rate that escalates from 6.1% in year one of issuance to 7.1% in year ten and thereafter.

Conference Call and Supplemental Data

We will hold our quarterly conference call on Tuesday, May 12, 2020 at 11:00 a.m. Eastern Time to discuss our first quarter 2020 results. To participate in the conference call, please dial in to the following:

Live Conference Call Details
Domestic Dial-in Number: 1-844-890-1791
International Dial-in Number: 1-412-380-7408
Company: Preferred Apartment Communities, Inc.
Date: Tuesday, May 12, 2020
Time: 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)

The live broadcast of our first quarter 2020 conference call will be available online, on a listen-only basis, at our website, www.pacapts.com, under "Investors" and then click on the "Upcoming Events" link. A replay of the call will be archived on under the Investors/Audio Archive section.

2020 Guidance:

Net income (loss) per share - We are actively adding properties and real estate loan investments to our real estate portfolio and the specific timing of the closing of acquisitions is difficult to predict. Acquisition activity by its nature can cause material variation in our reported depreciation and amortization expense and interest income. Since net income (loss) per share is calculated net of depreciation and amortization expense, our net income (loss) results can fluctuate, possibly significantly, depending upon the timing of the closing of acquisitions. For this reason, we are unable to reasonably forecast this measure or provide a reconciliation of our projected FFO per share to this measure.
FFO per share - Due to the inherent uncertainty of the scope, duration and rapidly evolving nature of the economic and social disruption from the COVID-19 pandemic, on April 24, 2020 we withdrew our full year 2020 guidance that we previously included in our February 24, 2020 earnings release.

AFFO, Core FFO and FFO are calculated after deductions for all preferred stock dividends. Reconciliations of net income (loss) attributable to common stockholders to FFO, Core FFO and AFFO for the three-month periods ended March 31, 2020 and 2019 appear beginning on page S-3 of the attached report, as well as on our website using the following link:

http://investors.pacapts.com/download/1Q20_Earnings_and_Supplemental_Data.pdf

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Estimates of future earnings, guidance, goals and performance are, by definition, and certain other statements in this Earnings Release and Supplemental Financial Data Report may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions to be materially different from the results, guidance, goals, performance, achievements or transactions expressed or implied by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 7

markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and Exchange Commission. Factors that impact such forward-looking statements include, among others, our business and investment strategy; legislative or regulatory actions; the state of the U.S. economy generally or in specific geographic areas; economic trends and economic recoveries; changes in operating costs, including real estate taxes, utilities and insurance costs; our ability to obtain and maintain debt or equity financing; financing and advance rates for our target assets; our leverage level; changes in the values of our assets; the occurrence of natural or man-made disasters; availability of attractive investment opportunities in our target markets; our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; availability of quality personnel; our understanding of our competition and market trends in our industry; and interest rates, real estate values, the debt securities markets and the general economy.

Except as otherwise required by the federal securities laws, we assume no liability to update the information in this Earnings Release and Supplemental Financial Data Report.

We refer you to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 that was filed with the Securities and Exchange Commission, or SEC, on March 3, 2020, which discuss various factors that could adversely affect our financial results. Such risk factors and information may be updated or supplemented by our Form 10-K, Form 10-Q and Form 8-K filings and other documents filed from time to time with the SEC.

Additional Information

The SEC has declared effective the registration statement filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, will arrange to send you a prospectus with respect to the Series A1/M1 Offering upon request by contacting John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Series A1/M1 Offering, dated October 22, 2019, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

For further information:

Preferred Apartment Communities, Inc.
John A. Isakson
Chief Financial Officer
jisakson@pacapts.com
770-818-4109

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 8

Table of Contents

Consolidated Statements of Operations	S-2
Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-3
Notes to Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-4
Consolidated Balance Sheets	S-6
Consolidated Statements of Cash Flows	S-7
Real Estate Loan Investment Portfolio	S-9
Mortgage Indebtedness	S-11
Multifamily Communities	S-15
Student Housing Properties	S-16
Capital Expenditures	S-16
Grocery-Anchored Shopping Center Portfolio	S-18
Office Building Portfolio	S-20
Definitions of Non-GAAP Measures	S-21

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 1

Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(In thousands, except per-share figures)	2020	2019
Revenues:
Rental and other property revenues	$111,866	$94,393
Interest income on loans and notes receivable	13,439	11,288
Interest income from related parties	2,537	5,802
Miscellaneous revenues	3,260	23

Total revenues	131,102	111,506

Operating expenses:
Property operating and maintenance	16,800	12,879
Property salary and benefits	5,191	4,657
Property management fees	2,003	3,267
Real estate taxes and insurance	15,525	14,090
General and administrative	6,364	1,420
Equity compensation to directors and executives	230	311
Depreciation and amortization	49,509	45,289
Asset management and general and administrative expense
fees to related party	3,099	7,829
Loan loss allowance	5,133	—
Management internalization expense	178,793	45

Total operating expenses	282,647	89,787
Waived asset management and general and administrative
expense fees	(1,136)	(2,629)

Net operating expenses	281,511	87,158
Operating (loss) income before gain on sale of trading investment	(150,409)	24,348
Gain on sale of trading investment	—	4
Operating (loss) income	(150,409)	24,352

Interest expense	29,593	26,756
Change in fair value of net assets of consolidated
VIEs from mortgage-backed pools	—	141
Loss on extinguishment of debt	—	(17)
Gain on land condemnation	479	—

Net loss	(179,523)	(2,280)
Consolidated net loss (income) attributable to non-controlling interests	3,141	(492)

Net loss attributable to the Company	(176,382)	(2,772)

Dividends declared to preferred stockholders	(33,068)	(25,539)
Earnings attributable to unvested restricted stock	(2)	(2)

Net loss attributable to common stockholders	$(209,452)	$(28,313)

Net loss per share of Common Stock available to
common stockholders, basic and diluted	$(4.44)	$(0.66)

Weighted average number of shares of Common Stock outstanding,
basic and diluted	47,129	42,680

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 2

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders (A)
		Three months ended March 31,
(In thousands, except per-share figures)		2020	2019

Net (loss) income attributable to common stockholders (See note 1)		$(209,452)	$(28,313)

Add:	Depreciation of real estate assets	39,775	35,717
	Depreciation of real estate assets attributable to joint ventures	8,982	9,123
	Net (loss) income attributable to Class A Unitholders (See note 2)	(3,094)	492
FFO attributable to common stockholders and unitholders		(163,789)	17,019

	Acquisition and pursuit costs	246	—
	Loan cost amortization on acquisition term notes and loan coordination fees (See note 3)	678	487
	Payment of costs related to property refinancing	—	55
	Internalization costs (See note 4)	178,793	45
	Noncash dividends on preferred stock	544	96
	Noncash (income) expense for current expected credit losses (See note 5)	4,530	—
	Extraordinary Event - COVID-19 Expense	29	—
	Earnest money forfeited by prospective asset purchaser	(2,750)	—
Core FFO attributable to common stockholders and unitholders		18,281	17,702

Add:	Non-cash equity compensation to directors and executives	230	311
	Amortization of loan closing costs (See note 6)	1,166	1,131
	Depreciation/amortization of non-real estate assets	556	449
	Net loan fees received (See note 7)	267	401
	Deferred interest income received (See note 8)	8,277	2,760
	Amortization of lease inducements (See note 9)	439	428
	Non-operational miscellaneous revenues	2,750	—
	Cash received in excess of amortization of purchase option termination revenues (See note 10)	760	296
Less:	Non-cash loan interest income (See note 8)	(3,019)	(3,324)
	Cash received for sale of K Program securities in excess of noncash revenues	—	(141)
	Cash paid for loan closing costs	—	(3)
	Amortization of acquired real estate intangible liabilities and SLR (See note 11)	(4,653)	(3,758)
	Amortization of deferred revenues (See note 12)	(940)	(940)
	Normally recurring capital expenditures (See note 13)	(1,418)	(1,180)

AFFO attributable to common stockholders and Unitholders		$22,696	$14,132

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$12,491	$11,195
	Distributions to Unitholders (See note 2)	203	229
	Total	$12,694	$11,424

Common Stock dividends and Unitholder distributions per share		$0.2625	$0.26

FFO per weighted average basic share of Common Stock and Unit outstanding		$(3.42)	$0.39
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.38	$0.41
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.47	$0.32

Weighted average shares of Common Stock and Units outstanding: (A)
	Basic:
	Common Stock	47,129	42,680
	Class A Units	827	880
	Common Stock and Class A Units	47,956	43,560

	Diluted Common Stock and Class A Units (B)	47,957	44,199

Actual shares of Common Stock outstanding, including 7 and 6 unvested shares
of restricted Common Stock at March 31, 2020 and 2019, respectively.		47,585	43,244
Actual Class A Units outstanding at March 31, 2020 and 2019, respectively.		775	879
	Total	48,360	44,123

(A) Units and Unitholders refer to Class A Units in our Operating Partnership (as defined in note 2), or Class A Units, and holders of Class A Units, respectively. Unitholders include recipients of awards of Class B Units in our Operating Partnership, or Class B Units, for annual service which became vested and earned and automatically converted to Class A Units. Unitholders also include the entity that contributed the Wade Green grocery-anchored shopping center. The Class A Units collectively represent an approximate 1.72% weighted average non-controlling interest in the Operating Partnership for the three-month period ended March 31, 2020.

(B) Since our AFFO results are positive for the periods reflected above, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.

See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-4.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 3

Notes to Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to
Net Income (Loss) Attributable to Common Stockholders

1)
Rental and other property revenues and property operating expenses for the quarter ended March 31, 2020 include activity for the properties acquired during the period only from their respective dates of acquisition. In addition, the first quarter 2020 includes activity for the properties acquired since March 31, 2019. Rental and other property revenues and expenses for the first quarter 2019 include activity for the acquisitions made during that period only from their respective dates of acquisition.

2)
Non-controlling interests in Preferred Apartment Communities Operating Partnership, L.P., or our Operating Partnership, consisted of a total of 774,687 Class A Units as of March 31, 2020. Included in this total are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center. The remaining Class A units were awarded primarily to our key executive officers. The Class A Units are apportioned a percentage of our financial results as non-controlling interests. The weighted average ownership percentage of these holders of Class A Units was calculated to be 1.72% and 2.02% for the three-month periods ended March 31, 2020 and 2019, respectively.

3)
We paid loan coordination fees to Preferred Apartment Advisors, LLC, or our Former Manager, to reflect the administrative effort involved in arranging debt financing for acquired properties prior to the Internalization. The fees were calculated as 0.6% of the amount of any mortgage indebtedness on newly-acquired properties or refinancing and are amortized over the lives of the respective mortgage loans. This non-cash amortization expense is an addition to FFO in the calculation of Core FFO and AFFO. At March 31, 2020, aggregate unamortized loan coordination fees were approximately $14.0 million, which will be amortized over a weighted average remaining loan life of approximately 10.3 years.

4)
This adjustment reflects the add-back of consideration paid to the owners of the Former Manager and due diligence and pursuit costs incurred by the Company related to the internalization of the functions performed by the Former Manager.

5)
Effective January 1, 2020, we adopted ASU 2016-03, which requires us to estimate the amount of future credit losses we expect to incur over the lives of our real estate loan investments at the inception of each loan. This loss reserve may be adjusted upward or downward over the lives of our loans and therefore the aggregate net adjustment for each period could be positive (removing the non-cash effect of a net increase in aggregate loss reserves) or negative (removing the non-cash effect of a net decrease in aggregate loss reserves) in these adjustments to FFO in calculating Core FFO.

6)
We incur loan closing costs on our existing mortgage loans, which are secured on a property-by-property basis by each of our acquired real estate assets, and also for occasional amendments to our syndicated revolving line of credit with Key Bank National Association, or our Revolving Line of Credit. Effective April 13, 2018, the maximum borrowing capacity on the Revolving Line of Credit was increased from $150 million to $200 million. These loan closing costs are also amortized over the lives of the respective loans and the Revolving Line of Credit, and this non-cash amortization expense is an addition to FFO in the calculation of AFFO. Neither we nor the Operating Partnership have any recourse liability in connection with any of the mortgage loans, nor do we have any cross-collateralization arrangements with respect to the assets securing the mortgage loans, other than security interests in 49% of the equity interests of the subsidiaries owning such assets, granted in connection with our Revolving Line of Credit, which provides for full recourse liability. At March 31, 2020, unamortized loan costs on all the Company's indebtedness were approximately $25.2 million, which will be amortized over a weighted average remaining loan life of approximately 9.1 years.

7)
We receive loan origination fees in conjunction with the origination of certain real estate loan investments. These fees are then recognized as revenue over the lives of the applicable loans as adjustments of yield using the effective interest method. The total fees received are additive adjustments in the calculation of AFFO. Correspondingly, the amortized non-cash income is a deduction in the calculation of AFFO. Over the lives of certain loans, we accrue additional interest amounts that become due to us at the time of repayment of the loan or refinancing of the property, or when the property is sold. This non-cash interest income is subtracted from Core FFO in our calculation of AFFO. The amount of additional accrued interest becomes an additive adjustment to FFO once received from the borrower (see note 8).

8)
This adjustment reflects the receipt during the periods presented of additional interest income (described in note 7 above) which was earned and accrued prior to those periods presented on various real estate loans.

9)	This adjustment removes the non-cash amortization of costs incurred to induce tenants to lease space in our office buildings and grocery-anchored shopping centers.

10)
Effective March 6, 2020, our purchase option on the Falls at Forsyth multifamily community was extinguished in conjunction with the loan repayment; effective January 1, 2019, we terminated our purchase options on the Sanibel Straits, Newbergh, Wiregrass and Cameron Square multifamily communities and the Solis Kennesaw student housing property; on May 7, 2018, we terminated our purchase options on the Bishop Street multifamily community and the Haven Charlotte student housing property, both of which are (or were) partially supported by real estate loan investments held by us. In exchange, we arranged to receive termination fees aggregating approximately $17.2 million from the developers, which are recorded as revenue over the period beginning on the date of election until the earlier of (i) the maturity of the real estate loan investment and (ii) the sale of the property. The receipt of the cash termination fees are an additive adjustment in our calculation of AFFO and the removal of non-cash revenue from the recognition of the termination fees are a reduction to Core FFO in our calculation of AFFO; both of these adjustments are presented in a single net number within

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 4

this line. For the quarters ended March 31, 2020 and 2019, we had received cash in excess of recognized termination fee revenues, resulting in the positive adjustments shown to Core FFO in our calculation of AFFO.

11)
This adjustment reflects straight-line rent adjustments and the reversal of the non-cash amortization of below-market and above-market lease intangibles, which were recognized in conjunction with our acquisitions and which are amortized over the estimated average remaining lease terms from the acquisition date for multifamily communities and over the remaining lease terms for grocery-anchored shopping center assets and office buildings. At March 31, 2020, the balance of unamortized below-market lease intangibles was approximately $60.5 million, which will be recognized over a weighted average remaining lease period of approximately 9.1 years.

12)	This adjustment removes the non-cash amortization of deferred revenue recorded by us in conjunction with Company-owned lessee-funded tenant improvements in our office buildings.

13)
We deduct from Core FFO normally recurring capital expenditures that are necessary to maintain our assets’ revenue streams in the calculation of AFFO. This adjustment also deducts from Core FFO capitalized amounts for third party costs during the period to originate or renew leases in our grocery-anchored shopping centers and office buildings. This adjustment includes approximately $40,000 of recurring capitalized expenditures incurred at our corporate offices during the three months ended March 31, 2020. No adjustment is made in the calculation of AFFO for nonrecurring capital expenditures. See Capital Expenditures, Grocery-Anchored Shopping Center Portfolio, and Office Buildings Portfolio sections for definitions of these terms.

See Definitions of Non-GAAP Measures beginning on page S-21.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 5

Preferred Apartment Communities, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per-share par values)	March 31, 2020	December 31, 2019
Assets
Real estate
Land	$665,585	$635,757
Building and improvements	3,329,579	3,256,223
Tenant improvements	172,136	167,275
Furniture, fixtures, and equipment	341,542	323,381
Construction in progress	16,131	11,893
Gross real estate	4,524,973	4,394,529
Less: accumulated depreciation	(461,957)	(421,551)
Net real estate	4,063,016	3,972,978
Real estate loan investments, net of deferred fee income and allowance for expected loan loss	292,905	325,790
Real estate loan investments to related parties, net	2,568	23,692
Total real estate and real estate loan investments, net	4,358,489	4,322,460

Cash and cash equivalents	120,128	94,381
Restricted cash	43,665	42,872
Notes receivable	7,321	17,079
Note receivable and revolving lines of credit due from related parties	9,011	24,838
Accrued interest receivable on real estate loans	20,186	25,755
Acquired intangible assets, net of amortization	154,351	154,803
Deferred loan costs on Revolving Line of Credit, net of amortization	1,118	1,286
Deferred offering costs	3,085	2,147
Tenant lease inducements, net	19,168	19,607
Tenant receivables and other assets	90,877	65,332
Total assets	$4,827,399	$4,770,560

Liabilities and equity
Liabilities
Mortgage notes payable, net of deferred loan costs and mark-to-market adjustment	$2,606,251	$2,567,022
Revolving line of credit	191,500	—
Term note payable, net of deferred loan costs	—	69,489
Unearned purchase option termination fees	2,019	2,859
Deferred revenue	38,782	39,722
Accounts payable and accrued expenses	43,797	42,191
Deferred liability to Former Manager	22,982	—
Contingent liability due to Former Manager	14,911	—
Accrued interest payable	8,707	8,152
Dividends and partnership distributions payable	24,415	23,519
Acquired below market lease intangibles, net of amortization	60,481	62,611
Security deposits and other liabilities	35,405	20,879
Total liabilities	3,049,250	2,836,444

Commitments and contingencies
Equity
Stockholders' equity
Series A Redeemable Preferred Stock, $0.01 par value per share; 3,050 shares authorized; 2,226 and 2,161
shares issued; 2,075 and 2,028 shares outstanding at March 31, 2020 and December 31, 2019, respectively	21	20
Series A1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized;
37 and 5 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Series M Redeemable Preferred Stock, $0.01 par value per share; 500 shares authorized; 106 shares
issued; 98 and 103 shares outstanding at March 31, 2020 and December 31, 2019, respectively	1	1
Series M1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized;
2 and zero shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Common Stock, $0.01 par value per share; 400,067 shares authorized; 47,129 and 46,443 shares issued
and outstanding at March 31, 2020 and December 31, 2019, respectively	476	464
Additional paid-in capital	1,969,534	1,938,057
Accumulated (deficit) earnings	(191,040)	(7,244)
Total stockholders' equity	1,778,992	1,931,298
Non-controlling interest	(843)	2,818
Total equity	1,778,149	1,934,116

Total liabilities and equity	$4,827,399	$4,770,560

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 6

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three-month periods ended March 31,
(In thousands)	2020	2019
Operating activities:
Net (loss) income	$(179,523)	$(2,280)
Reconciliation of net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	49,509	45,289
Amortization of above and below market leases	(1,705)	(1,436)
Deferred revenues and fee income amortization	(1,269)	(1,498)
Purchase option termination fee amortization	(4,040)	(4,233)
Amortization of equity compensation, lease incentives, and other noncash expenses	849	805
Deferred loan cost amortization	1,781	1,552
(Increase) in accrued interest income on real estate loan investments	(3,296)	(3,551)
Receipt of accrued interest income on real estate loans	8,865	—
Gains on sales of trading investment	—	(4)
Gain on land condemnation, net of expenses	(479)	—
Cash received for purchase option terminations	4,800	1,330
Loss on extinguishment of debt	—	17
Loan loss allowance	5,133	—
Mortgage interest received from consolidated VIEs	—	2,598
Mortgage interest paid to other participants of consolidated VIEs	—	(2,598)
Changes in operating assets and liabilities:
(Increase) in tenant receivables and other assets	(10,775)	(8,376)
(Increase) in tenant lease incentives	—	(102)
Increase in accounts payable and accrued expenses	24,190	1,290
Increase in deferred liability to Former Manager	22,851	—
Increase in Contingent liability	15,000	—
Decrease in accrued interest, prepaid rents and other liabilities	(1,282)	(2,441)
Net cash provided by operating activities	(69,391)	26,362

Investing activities:
Investments in real estate loans	(11,631)	(29,795)
Repayments of real estate loans	53,896	—
Notes receivable issued	(249)	(1,890)
Notes receivable repaid	10,041	—
Notes receivable issued and draws on lines of credit by related parties	(9,624)	(13,952)
Repayments of notes receivable and lines of credit by related parties	4,546	8,330
Origination fees received on real estate loan investments	267	801
Origination fees paid to Manager on real estate loan investments	—	(401)
Purchases of mortgage backed securities (K program), net of acquisition costs	—	(30,934)
Mortgage principal received from consolidated VIEs	—	679
Sales of mortgage-backed securities	—	53,445
Acquisition of properties	(125,107)	(32,540)
Receipt of insurance proceeds for capital improvements	—	746
Proceeds from land condemnation	738	—
Additions to real estate assets - improvements	(12,817)	(7,917)
Deposits paid on acquisitions	(915)	(511)
Net cash used in investing activities	(90,855)	(53,939)

Financing activities:
Proceeds from mortgage notes payable	81,413	57,275
Repayments of mortgage notes payable	(42,252)	(38,324)
Payments for deposits and other mortgage loan costs	(1,694)	(996)
Payments to real estate loan participants	—	(5,223)
Proceeds from lines of credit	284,000	126,200
Payments on lines of credit	(92,500)	(166,200)
Proceeds from (repayment of) Term Loans	(70,000)	—
Mortgage principal paid to other participants of consolidated VIEs	—	(679)

(Continued on next page)

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 7

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows - continued
(Unaudited)

	Three-month periods ended March 31,
(In thousands)	2020	2019

Proceeds from repurchase agreements	—	4,857
Payments for repurchase agreements	—	(4,857)
Proceeds from sales of Units, net of offering costs and redemptions	89,398	128,573
Proceeds from exercises of warrants	44	3,921
Payments for redemptions of preferred stock	(9,890)	(2,006)
Common Stock dividends paid	(12,156)	(10,840)
Preferred stock dividends paid	(32,732)	(25,097)
Payments for deferred offering costs	(7,042)	(832)
Contributions from non-controlling interests	197	—
Net cash provided by financing activities	186,786	65,772

Net increase in cash, cash equivalents and restricted cash	26,540	38,195
Cash, cash equivalents and restricted cash, beginning of year	137,253	87,690
Cash, cash equivalents and restricted cash, end of period	$163,793	$125,885

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 8

Real Estate Loan Investments

The following tables present details pertaining to our portfolio of fixed rate, interest-only real estate loan investments.

Project/Property	Location	Maturity date	Optional extension date	Total loan commitments	Carrying amount (1) as of		Current / deferred interest % per annum
					March 31, 2020	December 31, 2019

Multifamily communities:				(in thousands)
Palisades	Northern VA	5/17/2020	5/17/2021	$17,270	$17,250	$17,250	8 / 0 (2)
Wiregrass	Tampa, FL	N/A	N/A	—	—	14,976	—
Wiregrass Capital	Tampa, FL	N/A	N/A	—	—	4,240	—
Berryessa	San Jose, CA	2/13/2021	2/13/2023	137,616	118,326	115,819	8.5 / 3
The Anson	Nashville, TN	11/24/2021	11/24/2023	6,240	6,240	6,240	8.5 / 4.5
The Anson Capital	Nashville, TN	11/24/2021	11/24/2023	5,659	4,536	4,440	8.5 / 4.5
Sanibel Straights	Fort Myers, FL	2/3/2021	2/3/2022	9,416	9,038	8,846	8.5 / 5.5
Sanibel Straights Capital	Fort Myers, FL	2/3/2021	2/3/2022	6,193	6,059	5,930	8.5 / 5.5
Falls at Forsyth	Atlanta, GA	N/A	N/A	—	—	21,513	—
Newbergh	Atlanta, GA	1/31/2021	1/31/2022	11,749	11,749	11,699	8.5 / 5.5
Newbergh Capital	Atlanta, GA	1/31/2021	1/31/2022	6,176	5,979	5,653	8.5 / 5.5
V & Three	Charlotte, NC	8/15/2021	8/15/2022	10,336	10,336	10,336	8.5 / 5
V & Three Capital	Charlotte, NC	8/18/2021	8/18/2022	7,338	6,713	6,571	8.5 / 5
Cameron Square	Alexandria, VA	10/11/2021	10/11/2023	21,340	18,985	18,582	8.5 / 3
Cameron Square Capital	Alexandria, VA	10/11/2021	10/11/2023	8,850	8,413	8,235	8.5 / 3
Southpoint	Fredericksburg, VA	2/28/2022	2/28/2024	7,348	7,348	7,348	8.5 / 4
Southpoint Capital	Fredericksburg, VA	2/28/2022	2/28/2024	4,962	4,336	4,245	8.5 / 4
E-Town	Jacksonville, FL	6/14/2022	6/14/2023	16,697	14,865	14,550	8.5 / 3.5
Vintage	Destin, FL	3/24/2022	3/24/2024	10,763	9,126	8,932	8.5 / 4
Hidden River II	Tampa, FL	10/11/2022	10/11/2024	4,462	4,462	3,012	8.5 / 3.5
Hidden River II Capital	Tampa, FL	10/11/2022	10/11/2024	2,763	2,306	2,258	8.5 / 3.5
Kennesaw Crossing	Atlanta, GA	9/1/2023	9/1/2024	14,810	9,921	7,616	8.5 / 5.5
Vintage Horizon West	Orlando, FL	10/11/2022	10/11/2024	10,900	8,454	8,275	8.5 / 5.5
Chestnut Farms	Charlotte, NC	2/28/2025	N/A	13,372	806	—	8.5 / 5.5

Student housing properties:
Haven 12	Starkville, MS	11/30/2020	N/A	6,116	6,116	6,116	8.5 / 0
Solis Kennesaw II	Atlanta, GA	5/5/2022	5/5/2024	13,613	12,759	12,489	8.5 / 4

New Market Properties:
Dawson Marketplace	Atlanta, GA	N/A	N/A	—	—	12,857	—

Preferred Office Properties:
8West	Atlanta, GA	11/29/2022	11/29/2024	19,193	6,194	4,554	8.5 / 5

				$373,182	310,317	352,582
Unamortized loan origination fees					(1,500)	(1,476)
Allowance for loan losses					(13,344)	(1,624)

Carrying amount					$295,473	$349,482

(1) Carrying amounts presented per loan are amounts drawn, exclusive of deferred fee revenue.
(2) Pursuant to an amendment of the loan agreement, effective January 1, 2019, the loan ceased accruing deferred interest.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 9

We hold options or rights of first offer, but not obligations, to purchase some of the properties which are partially financed by our real estate loan investments. Certain option purchase prices are negotiated at the time of the loan closing and are to be calculated based upon market cap rates at the time of exercise of the purchase option, less a discount ranging from between zero and 15 basis points, depending on the loan. As of March 31, 2020, potential property acquisitions and units from projects in our real estate loan investment portfolio consisted of:

		Total units upon	Purchase option window
Project/Property	Location	completion (1)	Begin	End

Multifamily communities:
V & Three	Charlotte, NC	338	S + 90 days (2)	S + 150 days (2)
The Anson	Nashville, TN	301	S + 90 days (2)	S + 150 days (2)
Southpoint	Fredericksburg, VA	240	S + 90 days (2)	S + 150 days (2)
E-Town	Jacksonville, FL	332	S + 90 days (3)	S + 150 days (3)
Vintage	Destin, FL	282	(4)	(4)
Hidden River II	Tampa, FL	204	S + 90 days (2)	S + 150 days (2)
Kennesaw Crossing	Atlanta, GA	250	(5)	(5)
Vintage Horizon West	Orlando, FL	340	(4)	(4)
Solis Chestnut Farm	Charlotte, NC	256	(5)	(5)

Student housing property:
Solis Kennesaw II	Atlanta, GA	175	(6)	(6)

Office property:
8West	Atlanta, GA	(6)	(7)	(7)

		2,718

(1) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio. The purchase options held by us on the 464 Bishop, Haven Charlotte, Sanibel Straights, Wiregrass, Newbergh, Cameron Square, Solis Kennesaw and Falls at Forsyth projects were terminated, in exchange for an aggregate $17.2 million in termination fees from the developers.

(2) The option period window begins and ends at the number of days indicated beyond the achievement of a 93% physical occupancy rate by the underlying property.
(3) The option period window begins on the earlier of June 21, 2024 and the number of days indicated beyond the achievement of a 93% physical occupancy rate by the underlying property.
(4) The option period window begins on the later of one year following receipt of final certificate of occupancy or 90 days beyond the achievement of a 93% physical occupancy rate by the underlying property and ends 60 days beyond the option period beginning date.

(5) We hold a right of first offer on the property, at a to-be-agreed-upon market price.
(6) The option period begins on October 1 of the second academic year following project completion and ends on the following December 31. The developer may elect to expedite the option period to begin December 1, 2020 and end on December 31, 2020.

(7) The project plans are for the construction of a class A office building consisting of approximately 195,000 rentable square feet; our purchase option window opens 90 days following the achievement of 90% lease commencement and ends on November 30, 2024 (subject to adjustment). Our purchase option is at the to-be-agreed-upon market value. In the event the property is sold to a third party, we would be due a fee based on a minimum multiple of 1.15 times the total commitment amount of the real estate loan investment, less the amounts actually paid by the borrower, up to and including payment of accrued interest and repayment of principal at the time of the sale.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 10

Mortgage Indebtedness

The following table presents certain details regarding our mortgage notes payable:

		Principal balance as of						Interest only through date (1)
	Acquisition/ refinancing date	March 31, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR

Multifamily communities:		(in thousands)
Summit Crossing	10/31/2017	$37,472	$37,651	11/1/2024	3.99%	Fixed rate		N/A
Summit Crossing II	3/20/2014	13,168	13,221	4/1/2021	4.49%	Fixed rate		N/A
Vineyards	9/26/2014	33,213	33,382	10/1/2021	3.68%	Fixed rate		N/A
Avenues at Cypress	2/13/2015	20,578	20,704	9/1/2022	3.43%	Fixed rate		N/A
Avenues at Northpointe	2/13/2015	26,163	26,313	3/1/2022	3.16%	Fixed rate		N/A
Venue at Lakewood Ranch	5/21/2015	27,910	28,076	12/1/2022	3.55%	Fixed rate		N/A
Aster at Lely Resort	6/24/2015	30,914	31,094	7/5/2022	3.84%	Fixed rate		N/A
CityPark View	6/30/2015	19,965	20,089	7/1/2022	3.27%	Fixed rate		N/A
Avenues at Creekside	7/31/2015	38,664	38,871	8/1/2024	3.12%	160	(2)	N/A
Citi Lakes	7/29/2019	40,891	41,079	8/1/2029	3.66%	Fixed rate		N/A
Stone Creek	6/22/2017	19,714	19,800	7/1/2052	3.22%	Fixed rate		N/A
Lenox Village Town Center	2/28/2019	38,652	38,813	3/1/2029	4.34%	Fixed rate		N/A
Retreat at Lenox	12/21/2015	17,024	17,114	1/1/2023	4.04%	Fixed rate		N/A
Overton Rise	2/1/2016	38,224	38,428	8/1/2026	3.98%	Fixed rate		N/A
Village at Baldwin Park	12/17/2018	70,371	70,607	1/1/2054	4.16%	Fixed rate		N/A
Crosstown Walk	1/15/2016	30,083	30,246	2/1/2023	3.90%	Fixed rate		N/A
525 Avalon Park	6/15/2017	64,205	64,519	7/1/2024	3.98%	Fixed rate		N/A
City Vista	7/1/2016	33,491	33,674	7/1/2026	3.68%	Fixed rate		N/A
Sorrel	8/24/2016	31,273	31,449	9/1/2023	3.44%	Fixed rate		N/A
Citrus Village	3/3/2017	28,643	28,796	6/10/2023	3.65%	Fixed rate		N/A
Retreat at Greystone	11/21/2017	33,900	34,053	12/1/2024	4.31%	Fixed rate		N/A
Founders Village	3/31/2017	30,061	30,202	4/1/2027	4.31%	Fixed rate		N/A
Claiborne Crossing	4/26/2017	25,838	25,948	6/1/2054	2.89%	Fixed rate		N/A
Luxe at Lakewood Ranch	7/26/2017	37,478	37,662	8/1/2027	3.93%	Fixed rate		N/A
Adara at Overland Park	9/27/2017	30,474	30,624	4/1/2028	3.90%	Fixed rate		N/A
Aldridge at Town Village	10/31/2017	36,400	36,569	11/1/2024	4.19%	Fixed rate		N/A
Reserve at Summit Crossing	9/29/2017	19,180	19,276	10/1/2024	3.87%	Fixed rate		N/A

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 11

Table continued from previous page		Principal balance as of					Interest only through date (1)
	Acquisition/ refinancing date	March 31, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR
		(in thousands)
Overlook at Crosstown Walk	11/21/2017	21,348	21,450	12/1/2024	3.95%	Fixed rate	N/A
Colony at Centerpointe	12/20/2017	31,953	32,120	10/1/2026	3.68%	Fixed rate	N/A
Lux at Sorrel	1/9/2018	30,325	30,474	2/1/2030	3.91%	Fixed rate	N/A
Green Park	2/28/2018	38,343	38,525	3/10/2028	4.09%	Fixed rate	N/A
The Lodge at Hidden River	9/27/2018	40,728	40,903	10/1/2028	4.32%	Fixed rate	N/A
Vestavia Reserve	11/9/2018	36,973	37,130	12/1/2030	4.40%	Fixed rate	N/A
CityPark View South	11/15/2018	23,670	23,767	6/1/2029	4.51%	Fixed rate	N/A
Artisan at Viera	8/8/2019	39,647	39,824	9/1/2029	3.93%	Fixed rate	N/A
Five Oaks at Westchase	10/17/2019	31,293	31,448	11/1/2031	3.27%	Fixed rate	N/A

Total multifamily communities		1,168,229	1,173,901

Grocery-anchored shopping centers:
Spring Hill Plaza	9/17/2019	8,115	8,167	10/1/2031	3.72%	Fixed rate	N/A
Parkway Town Centre	9/17/2019	8,017	8,067	10/1/2031	3.72%	Fixed rate	N/A
Woodstock Crossing	8/8/2014	2,863	2,877	9/1/2021	4.71%	Fixed rate	N/A
Deltona Landings	8/16/2019	6,252	6,289	9/1/2029	4.18%	Fixed rate	N/A
Powder Springs	8/13/2019	7,901	7,951	9/1/2029	3.65%	Fixed rate	(3)
Barclay Crossing	8/16/2019	6,197	6,233	9/1/2029	4.18%	Fixed rate	N/A
Parkway Centre	8/16/2019	4,504	4,530	9/1/2029	4.18%	Fixed rate	N/A
The Market at Salem Cove	10/6/2014	9,029	9,075	11/1/2024	4.21%	Fixed rate	N/A
Independence Square	8/27/2015	11,388	11,455	9/1/2022	3.93%	Fixed rate	N/A
Royal Lakes Marketplace	4/12/2019	9,516	9,572	5/1/2029	4.29%	Fixed rate	N/A
The Overlook at Hamilton Place	12/22/2015	19,405	19,509	1/1/2026	4.19%	Fixed rate	N/A
Summit Point	10/30/2015	11,402	11,494	11/1/2022	3.57%	Fixed rate	N/A
East Gate Shopping Center	4/29/2016	5,238	5,277	5/1/2026	3.97%	Fixed rate	N/A
Fury's Ferry	4/29/2016	6,051	6,096	5/1/2026	3.97%	Fixed rate	N/A
Rosewood Shopping Center	4/29/2016	4,064	4,095	5/1/2026	3.97%	Fixed rate	N/A
Southgate Village	4/29/2016	7,225	7,279	5/1/2026	3.97%	Fixed rate	N/A
The Market at Victory Village	5/16/2016	8,871	8,911	9/11/2024	4.40%	Fixed rate	N/A
Wade Green Village	4/7/2016	7,614	7,655	5/1/2026	4.00%	Fixed rate	N/A
Lakeland Plaza	7/15/2016	27,255	27,459	8/1/2026	3.85%	Fixed rate	N/A
University Palms	8/8/2016	12,324	12,421	9/1/2026	3.45%	Fixed rate	N/A

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 12

Table continued from previous page		Principal balance as of						Interest only through date (1)
	Acquisition/ refinancing date	March 31, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR
		(in thousands)
Cherokee Plaza	4/12/2019	24,722	24,867	5/1/2027	4.28%	Fixed rate		N/A
Sandy Plains Exchange	8/8/2016	8,609	8,676	9/1/2026	3.45%	Fixed rate		N/A
Thompson Bridge Commons	8/8/2016	11,509	11,599	9/1/2026	3.45%	Fixed rate		N/A
Heritage Station	8/8/2016	8,518	8,585	9/1/2026	3.45%	Fixed rate		N/A
Oak Park Village	8/8/2016	8,790	8,859	9/1/2026	3.45%	Fixed rate		N/A
Shoppes of Parkland	8/8/2016	15,630	15,702	9/1/2023	4.67%	Fixed rate		N/A
Champions Village	10/18/2016	27,400	27,400	11/1/2021	4.59%	300	(4)	11/1/2021
Castleberry-Southard	4/21/2017	10,904	10,959	5/1/2027	3.99%	Fixed rate		N/A
Rockbridge Village	6/6/2017	13,527	13,597	7/5/2027	3.73%	Fixed rate		N/A
Irmo Station	7/26/2017	9,969	10,038	8/1/2030	3.94%	Fixed rate		N/A
Maynard Crossing	8/25/2017	17,327	17,449	9/1/2032	3.74%	Fixed rate		N/A
Woodmont Village	9/8/2017	8,265	8,320	10/1/2027	4.13%	Fixed rate		N/A
West Town Market	9/22/2017	8,443	8,503	10/1/2025	3.65%	Fixed rate		N/A
Crossroads Market	12/5/2017	17,991	18,112	1/1/2030	3.95%	Fixed rate		N/A
Anderson Central	3/16/2018	11,467	11,539	4/1/2028	4.32%	Fixed rate		N/A
Greensboro Village	5/22/2018	8,199	8,250	6/1/2028	4.20%	Fixed rate		N/A
Governors Towne Square	5/22/2018	10,908	10,976	6/1/2028	4.20%	Fixed rate		N/A
Conway Plaza	6/29/2018	9,506	9,549	7/5/2028	4.29%	Fixed rate		N/A
Brawley Commons	7/6/2018	17,854	17,963	8/1/2028	4.36%	Fixed rate		N/A
Hollymead Town Center	12/21/2018	26,606	26,758	1/1/2029	4.64%	Fixed rate		N/A
Gayton Crossing	1/17/2019	17,580	17,679	2/1/2029	4.71%	Fixed rate		N/A
Free State Shopping Center	5/28/2019	46,184	46,391	6/1/2029	3.99%	Fixed rate		N/A
Polo Grounds Mall	6/12/2019	13,168	13,227	7/1/2034	3.93%	Fixed rate		N/A
Disston Plaza	6/12/2019	17,825	17,905	7/1/2034	3.93%	Fixed rate		N/A
Fairfield Shopping Center	8/16/2019	19,750	19,750	8/16/2026	2.76%	205		8/16/22
Berry Town Center	11/14/2019	11,968	12,025	12/1/2034	3.49%	Fixed rate		N/A
Hanover Shopping Center	12/19/2019	31,805	32,000	12/19/2026	3.62%	Fixed rate		N/A
Wakefield Crossing	1/29/2020	7,875	—	2/1/2032	3.66%	Fixed rate		N/A

Total grocery-anchored shopping centers		625,530	621,090

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 13

Table continued from previous page		Principal balance as of						Interest only through date (1)
	Acquisition/ refinancing date	March 31, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR
		(in thousands)
Student housing properties:
North by Northwest	6/1/2016	31,003	31,209	10/1/2022	4.02%	Fixed rate		N/A
SoL	10/31/2018	35,515	35,656	11/1/2028	4.71%	Fixed rate		N/A
Stadium Village	10/27/2017	45,005	45,228	11/1/2024	3.80%	Fixed rate		N/A
Ursa	12/18/2017	—	31,400	1/5/2020	4.78%	300		N/A
The Tradition	5/10/2018	30,000	30,000	6/6/2021	5.45%	375	(5)	6/6/2021
Retreat at Orlando	5/31/2018	47,125	47,125	9/1/2025	4.09%	Fixed rate		9/1/2020
The Bloc	6/27/2018	28,966	28,966	7/9/2021	5.25%	355	(6)	7/9/2021

Total student housing properties		217,614	249,584

Office buildings:
Brookwood Center	8/29/2016	30,522	30,716	9/10/2031	3.52%	Fixed rate		N/A
Galleria 75	11/4/2016	5,288	5,340	7/1/2022	4.25%	Fixed rate		N/A
Three Ravinia	12/30/2016	115,500	115,500	1/1/2042	4.46%	Fixed rate		1/31/2022
Westridge at La Cantera	11/13/2017	51,493	51,834	12/10/2028	4.10%	Fixed rate		N/A
Armour Yards	1/29/2018	39,943	40,000	2/1/2028	4.10%	Fixed rate		N/A
150 Fayetteville	7/31/2018	114,400	114,400	8/10/2028	4.27%	Fixed rate		9/9/2020
Capitol Towers	12/20/2018	124,299	124,814	1/10/2037	4.60%	Fixed rate		N/A
CAPTRUST Tower	7/25/2019	82,650	82,650	8/1/2029	3.61%	Fixed rate		7/31/2029
Morrocroft Centre	3/19/2020	70,000	—	4/10/2033	3.40%	Fixed rate		4/10/2025
251 Armour Yards (7)	1/22/2020	3,522	—	1/22/2025	4.50%	Fixed rate		1/21/2023

Total office buildings		637,617	565,254
Grand total		2,648,990	2,609,829
Less: deferred loan costs		(38,182)	(38,185)
Less: below market debt adjustment		(4,557)	(4,622)
Mortgage notes, net		$2,606,251	$2,567,022

Footnotes to Mortgage Notes Table

(1) Following the indicated interest only period (where applicable), monthly payments of accrued interest and principal are based on a 25 to 35-year amortization period through the maturity date.
(2) The mortgage instrument was assumed as part of the sales transaction; the 1 Month LIBOR index is capped at 5.0%, resulting in a cap on the combined rate of 6.6%.
(3) The mortgage has interest-only payment terms for the periods of June 1, 2023 through May 1, 2024 and from June 1, 2028 through May 1, 2029.
(4) The interest rate has a floor of 3.25%.
(5) The interest rate has a floor of 5.35%.
(6) The interest rate has a floor of 5.25%.
(7) A construction loan financing redevelopment of the property.

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Multifamily Communities

As of March 31, 2020, our multifamily community portfolio consisted of the following properties:

				Three months ended March 31, 2020
Property	Location	Number of units	Average unit size (sq. ft.)	Average physical occupancy	Average rent per unit

Same-Store Communities:
Aldridge at Town Village	Atlanta, GA	300	969	95.8%	$1,385
Green Park	Atlanta, GA	310	985	95.4%	$1,477
Overton Rise	Atlanta, GA	294	1,018	95.5%	$1,588
Summit Crossing I	Atlanta, GA	345	1,034	94.9%	$1,218
Summit Crossing II	Atlanta, GA	140	1,100	96.2%	$1,325
The Reserve at Summit Crossing	Atlanta, GA	172	1,002	95.7%	$1,350
Avenues at Cypress	Houston, TX	240	1,170	95.3%	$1,452
Avenues at Northpointe	Houston, TX	280	1,167	96.0%	$1,402
Vineyards	Houston, TX	369	1,122	97.1%	$1,186
Avenues at Creekside	San Antonio, TX	395	974	93.8%	$1,191
Aster at Lely Resort	Naples, FL	308	1,071	94.4%	$1,455
Sorrel	Jacksonville, FL	290	1,048	94.6%	$1,329
Lux at Sorrel	Jacksonville, FL	265	1,025	94.7%	$1,415
525 Avalon Park	Orlando, FL	487	1,394	94.6%	$1,501
Citi Lakes	Orlando, FL	346	984	94.5%	$1,502
Luxe at Lakewood Ranch	Sarasota, FL	280	1,105	94.9%	$1,546
Venue at Lakewood Ranch	Sarasota, FL	237	1,001	95.5%	$1,608
Crosstown Walk	Tampa, FL	342	1,070	95.9%	$1,323
Overlook at Crosstown Walk	Tampa, FL	180	986	95.6%	$1,404
Citrus Village	Tampa, FL	296	980	96.3%	$1,324
Lenox Village	Nashville, TN	273	906	98.2%	$1,326
Regent at Lenox	Nashville, TN	18	1,072	98.1%	$1,363
Retreat at Lenox	Nashville, TN	183	773	96.5%	$1,256
CityPark View	Charlotte, NC	284	948	97.1%	$1,155
CityPark View South	Charlotte, NC	200	1,005	95.3%	$1,286
Colony at Centerpointe	Richmond, VA	255	1,149	95.3%	$1,380
Founders Village	Williamsburg, VA	247	1,070	94.5%	$1,429
Retreat at Greystone	Birmingham, AL	312	1,100	95.1%	$1,346
Vestavia Reserve	Birmingham, AL	272	1,113	96.1%	$1,559
Adara Overland Park	Kansas City, KS	260	1,116	96.4%	$1,373
Claiborne Crossing	Louisville, KY	242	1,204	95.5%	$1,356
City Vista	Pittsburgh, PA	272	1,023	94.5%	$1,436

Total/Average Same-Store Communities		8,694		95.5%

Stone Creek	Houston, TX	246	852	97.0%	$1,159
Village at Baldwin Park	Orlando, FL	528	1,069	95.3%	$1,696
Lodge at Hidden River	Tampa, FL	300	980	96.6%	$1,398
Five Oaks at Westchase	Tampa, FL	218	983	96.0%	$1,520

Total/Average Stabilized Communities		9,986		95.5%

Artisan at Viera	Melbourne, FL	259	1,070	—%	$1,707
Wiregrass Ranch	Tampa, FL	392	973	—%	—

Total PAC Non-Stabilized Communities		651

Total multifamily community units		10,637

For the three-month period ended March 31, 2020, our average same-store multifamily communities' physical occupancy was 95.5%. We calculate average same-store physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date and that have been owned for at least 15 full months as of the end of the first quarter of each year. We exclude the operating results of properties for which construction of adjacent phases has commenced, properties which are undergoing significant capital projects, have sustained significant casualty

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 15

losses, or are being marketed for sale as of the end of the reporting period. We believe "Same Property" information is useful as it allows both management and investors to gauge our management effectiveness via comparisons of financial and operational results between interim and annual periods for those subsets of multifamily communities owned for current and prior comparative periods.

For the three-month period ended March 31, 2020, our average stabilized physical occupancy was 95.5%. We calculate average stabilized physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date.

For the three-month period ended March 31, 2020, our average economic occupancy was 95.3%. We define average economic occupancy as market rent reduced by vacancy losses, expressed as a percentage. All of our multifamily properties are included in these calculations except for properties which are not yet stabilized (which we define as properties having first achieved 93% physical occupancy for three full months in a quarter; includes Artisan at Viera and Five Oaks at Westchase), properties which are owned for less than the entire reporting period (Wiregrass Ranch) and properties which are undergoing significant capital projects, have sustained significant casualty losses (Stone Creek) or are adding additional phases (Lodge at Hidden River). We also exclude properties which are currently being marketed for sale, of which we had none at March 31, 2020. Average economic occupancy is useful both to management and investors as a gauge of our effectiveness in realizing the full revenue generating potential of our multifamily communities given market rents and occupancy rates.

Student Housing Properties

As of March 31, 2020, our student housing portfolio consisted of the following properties:

					Three months ended March 31, 2020
Property	Location	Number of units	Number of beds	Average unit size (sq. ft.)	Average physical occupancy	Average rent per bed
Student housing properties:
North by Northwest (1)	Tallahassee, FL	219	679	1,250	86.6%	$703
SoL (1)	Tempe, AZ	224	639	1,296	99.2%	$719
Stadium Village (1, 2)	Atlanta, GA	198	792	1,466	98.1%	$721
Ursa (1, 2)	Waco, TX	250	840	1,634	97.9%	$604
The Tradition	College Station, TX	427	808	539	97.8%	$607
The Retreat at Orlando (1)	Orlando, FL	221	894	2,036	98.7%	$770
The Bloc	Lubbock, TX	140	556	1,394	89.5%	$514
Haven49 (1)	Charlotte, NC	332	887	1,224	97.8%	$752

		2,011	6,095		96.1%	$680

(1) On March 20, 2020, we delivered a written termination notice to the prospective purchaser of six of our student housing properties for their failure to consummate the purchase. Accordingly, we received an additional $2.75 million of forfeited earnest money as liquidated damages.

(2) The Company acquired and owns an approximate 99% equity interest in a joint venture which owns both Stadium Village and Ursa.

Capital Expenditures

We regularly incur capital expenditures related to our owned multifamily communities and student housing properties. Capital expenditures may be nonrecurring and discretionary, as part of a strategic plan intended to increase a property’s value and corresponding revenue-generating ability, or may be normally recurring and necessary to maintain the income streams and present value of a property. Certain capital expenditures may be budgeted and reserved for upon acquiring a property as initial expenditures necessary to bring a property up to our standards or to add features or amenities that we believe make the property a compelling value to prospective residents in its individual market. These budgeted nonrecurring capital expenditures in connection with an acquisition are funded from the capital source(s) for the acquisition and are not dependent upon subsequent property operating cash flows for funding.

FIRST QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 16

For the three-month period ended March 31, 2020, our capital expenditures for multifamily communities consisted of:

	Capital Expenditures - Multifamily Communities
	Recurring		Non-recurring		Total
(in thousands, except per-unit figures)	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Appliances	$176	$16.87	$—	$—	$176	$16.87
Carpets	305	29.18	—	—	305	29.18
Wood / vinyl flooring	20	1.95	106	10.13	126	12.08
Mini blinds and ceiling fans	31	3.01	—	—	31	3.01
Fire safety	—	—	44	4.22	44	4.22
HVAC	61	5.83	—	—	61	5.83
Computers, equipment, misc.	5	0.48	57	5.47	62	5.95
Elevators	—	—	16	1.56	16	1.56
Exterior painting	—	—	628	60.11	628	60.11
Leasing office and other common amenities	30	2.86	263	25.16	293	28.02
Major structural projects	—	—	407	38.94	407	38.94
Cabinets and countertop upgrades	—	—	39	3.76	39	3.76
Landscaping and fencing	—	—	163	15.61	163	15.61
Parking lot	—	—	21	1.98	21	1.98
Signage and sanitation	—	—	19	1.84	19	1.84
Totals	$628	$60.18	$1,763	$168.78	$2,391	$228.96

For the three-month period ended March 31, 2020, our capital expenditures for student housing properties consisted of:

	Capital Expenditures - Student Housing Properties
	Recurring		Non-recurring		Total
(in thousands, except per-bed figures)	Amount	Per Bed	Amount	Per Bed	Amount	Per Bed
Appliances	$29	$4.80	$—	$—	$29	$4.80
Carpets	7	1.13	—	—	7	1.13
Wood / vinyl flooring	—	—	—	—	—	—
Mini blinds and ceiling fans	2	0.27	—	—	2	0.27
Fire safety	—	—	—	—	—	—
HVAC	25	4.04	—	—	25	4.04
Computers, equipment, misc.	—	—	2	0.35	2	0.35
Elevators	—	—	5	0.84	5	0.84
Exterior painting	—	—	—	—	—	—
Leasing office and other common amenities	2	0.33	13	2.10	15	2.43
Major structural projects	—	—	541	88.71	541	88.71
Cabinets and counter top upgrades	—	—	2	0.31	2	0.31
Landscaping and fencing	—	—	54	8.78	54	8.78
Parking lot	—	—	—	—	—	—
Signage and sanitation	—	—	19	3.26	19	3.26
Unit furniture	162	26.63	—	—	162	26.63
Totals	$227	$37.20	$636	$104.35	$863	$141.55

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Grocery-Anchored Shopping Center Portfolio

As of March 31, 2020, our grocery-anchored shopping center portfolio consisted of the following properties:

Property name	Location	Year built	GLA (1)		Percent leased	Grocery anchor tenant

Castleberry-Southard	Atlanta, GA	2006	80,018		98.3%	Publix
Cherokee Plaza	Atlanta, GA	1958	102,864		100.0%	Kroger
Governors Towne Square	Atlanta, GA	2004	68,658		93.9%	Publix
Lakeland Plaza	Atlanta, GA	1990	301,711		93.1%	Sprouts
Powder Springs	Atlanta, GA	1999	77,853		87.7%	Publix
Rockbridge Village	Atlanta, GA	2005	102,432		85.4%	Kroger
Roswell Wieuca Shopping Center	Atlanta, GA	2007	74,370		100.0%	The Fresh Market
Royal Lakes Marketplace	Atlanta, GA	2008	119,493		92.7%	Kroger
Sandy Plains Exchange	Atlanta, GA	1997	72,784		96.7%	Publix
Summit Point	Atlanta, GA	2004	111,970		87.5%	Publix
Thompson Bridge Commons	Atlanta, GA	2001	92,587		96.4%	Kroger
Wade Green Village	Atlanta, GA	1993	74,978		88.7%	Publix
Woodmont Village	Atlanta, GA	2002	85,639		97.2%	Kroger
Woodstock Crossing	Atlanta, GA	1994	66,122		100.0%	Kroger
East Gate Shopping Center	Augusta, GA	1995	75,716		92.2%	Publix
Fury's Ferry	Augusta, GA	1996	70,458		98.0%	Publix
Parkway Centre	Columbus, GA	1999	53,088		97.7%	Publix
Greensboro Village	Nashville, TN	2005	70,203		98.3%	Publix
Spring Hill Plaza	Nashville, TN	2005	66,693		100.0%	Publix
Parkway Town Centre	Nashville, TN	2005	65,587		100.0%	Publix
The Market at Salem Cove	Nashville, TN	2010	62,356		97.8%	Publix
The Market at Victory Village	Nashville, TN	2007	71,300		98.0%	Publix
The Overlook at Hamilton Place	Chattanooga, TN	1992	213,095		100.0%	The Fresh Market
Shoppes of Parkland	Miami-Ft. Lauderdale, FL	2000	145,720		98.9%	BJ's Wholesale Club
Polo Grounds Mall	West Palm Beach, FL	1966	130,285		98.9%	Publix
Crossroads Market	Naples, FL	1993	126,895		100.0%	Publix
Neapolitan Way	Naples, FL	1985	137,580		92.4%	Publix
Berry Town Center	Orlando, FL	2003	99,441		84.2%	Publix
Conway Plaza	Orlando, FL	1966	117,705		83.4%	Publix
Deltona Landings	Orlando, FL	1999	59,966		100.0%	Publix
University Palms	Orlando, FL	1993	99,172		100.0%	Publix
Disston Plaza	Tampa-St. Petersburg, FL	1954	129,150		96.6%	Publix
Barclay Crossing	Tampa, FL	1998	54,958		100.0%	Publix
Champions Village	Houston, TX	1973	383,346		76.0%	Randalls
Kingwood Glen	Houston, TX	1998	103,397		97.1%	Kroger
Independence Square	Dallas, TX	1977	140,218		86.1%	Tom Thumb
Midway Market	Dallas, TX	2002	85,599		90.2%	Kroger
Oak Park Village	San Antonio, TX	1970	64,855		100.0%	H.E.B.
Sweetgrass Corner	Charleston, SC	1999	89,124		29.1%	(2)
Irmo Station	Columbia, SC	1980	99,384		95.3%	Kroger
Rosewood Shopping Center	Columbia, SC	2002	36,887		93.5%	Publix
Anderson Central	Greenville Spartanburg, SC	1999	223,211		95.9%	Walmart
Fairview Market	Greenville Spartanburg, SC	1998	46,303		97.0%	Aldi
Brawley Commons	Charlotte, NC	1997	122,028		100.0%	Publix
West Town Market	Charlotte, NC	2004	67,883		100.0%	Harris Teeter
Heritage Station	Raleigh, NC	2004	72,946		100.0%	Harris Teeter
Maynard Crossing	Raleigh, NC	1996	122,781		93.4%	Harris Teeter
Wakefield Crossing	Raleigh, NC	2001	75,927		98.2%	Food Lion
Hanover Center (4)	Wilmington, NC	1954	305,346		97.1%	Harris Teeter
Southgate Village	Birmingham, AL	1988	75,092		96.8%	Publix
Hollymead Town Center	Charlottesville, VA	2005	158,807		90.8%	Harris Teeter
Gayton Crossing	Richmond, VA	1983	158,316	(3)	83.8%	Kroger
Fairfield Shopping Center (4)	Virginia Beach, VA	1985	231,829		84.7%	Food Lion
Free State Shopping Center	Washington, DC	1970	264,152		97.7%	Giant

Grand total/weighted average			6,208,278		92.6%

(1) Gross leasable area, or GLA, represents the total amount of property square footage that can be leased to tenants.
(2) Bi-Lo (the former anchor tenant) had extended their term through April 30, 2019 and had no further right or option to extend their lease.
(3) The GLA figure shown excludes the GLA of the Kroger store, which is owned by others.
(4) Property is owned through a consolidated joint venture.

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As of March 31, 2020, our grocery-anchored shopping center portfolio was 92.6% leased. We define percent leased as the percentage of gross leasable area that is leased, including noncancelable lease agreements that have been signed which have not yet commenced. This metric is used by management to gauge the extent to which our grocery-anchored shopping centers are delivering their total potential rental and other revenues.

Details regarding lease expirations (assuming no exercises of tenant renewal options) within our grocery-anchored shopping center portfolio as of March 31, 2020 were:

	Totals
	Number of leases	Leased GLA	Percent of leased GLA

Month to month	9	18,456	0.3%
2020	94	211,258	3.7%
2021	176	704,957	12.3%
2022	178	623,979	10.9%
2023	135	624,239	10.9%
2024	126	1,157,184	20.1%
2025	90	926,108	16.1%
2026	22	221,158	3.9%
2027	27	192,685	3.4%
2028	28	354,993	6.2%
2029	26	182,196	3.2%
2030 +	20	528,581	9.0%

Total	931	5,745,794	100.0%

The Company's grocery-anchored shopping center portfolio contained the following anchor tenants as of March 31, 2020:

Tenant	GLA	Percent of total GLA
Publix	1,175,430	18.9%
Kroger	580,343	9.3%
Harris Teeter	273,273	4.4%
Wal-Mart	183,211	3.0%
BJ's Wholesale Club	108,532	1.7%
Food Lion	76,523	1.2%
Giant	73,149	1.2%
Randall's	61,604	1.0%
H.E.B	54,844	0.9%
Tom Thumb	43,600	0.7%
The Fresh Market	43,321	0.7%
Sprouts	29,855	0.5%
Aldi	23,622	0.4%

Total	2,727,307	43.9%

The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 will present income statements of New Market Properties, LLC within the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

Second-generation capital expenditures within our grocery-anchored shopping center portfolio by property for the first quarter 2020 totaled approximately $432,000. Second-generation capital expenditures exclude those expenditures made in our grocery-anchored shopping center portfolio (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our ownership standards, and (iii) for property redevelopments and repositioning.

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Office Building Portfolio

As of March 31, 2020, our office building portfolio consisted of the following properties:

Property Name	Location	GLA	Percent leased
Three Ravinia	Atlanta, GA	814,000	99%
150 Fayetteville	Raleigh, NC	560,000	91%
Capitol Towers	Charlotte, NC	479,000	100%
CAPTRUST Tower	Raleigh, NC	300,000	100%
Westridge at La Cantera	San Antonio, TX	258,000	100%
Morrocroft Centre	Charlotte, NC	291,000	90%
Armour Yards	Atlanta, GA	187,000	96%
Brookwood Center	Birmingham, AL	169,000	100%
Galleria 75	Atlanta, GA	111,000	97%

		3,169,000	97%

The Company's office building portfolio includes the following significant tenants:

	Rentable square footage	Percent of Annual Base Rent	Annual Base Rent (in thousands)
InterContinental Hotels Group	520,000	14.1%	$12,043
Albemarle	162,000	6.7%	5,727
CapFinancial	113,000	4.7%	3,999
USAA	129,000	3.7%	3,196
Vericast	129,000	3.4%	2,953

	1,053,000	32.6%	$27,918

The Company defines Annual Base Rent as the current monthly base rent annualized under the respective leases.

The Company's leased square footage of its office building portfolio expires according to the following schedule:

Office building portfolio
		Percent of
Year of lease expiration	Rented square	rented
	feet	square feet
2020	95,000	3.1%
2021	245,000	8.2%
2022	127,000	4.2%
2023	128,000	4.2%
2024	266,000	8.8%
2025	251,000	8.3%
2026	266,000	8.8%
2027	321,000	10.6%
2028	232,000	7.7%
2029	57,000	1.9%
2030+	1,040,000	34.2%

Total	3,028,000	100.0%

The Company recognized second-generation capital expenditures within its office building portfolio of approximately $101,000 during the first quarter 2020. Second-generation capital expenditures exclude those expenditures made in our office building portfolio (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our Class A ownership standards (and which amounts were underwritten into the total investment at the time of acquisition), (iii) to newly leased space which had been vacant for more than one year and (iv) for property re-developments and repositionings.

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Definitions of Non-GAAP Measures

We disclose FFO, Core FFO, AFFO and NOI, each of which meet the definition of a “non-GAAP financial measure”, as set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this filing a statement of why the Company believes that presentation of these measures provides useful information to investors. None of FFO, Core FFO, AFFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further FFO, Core FFO, AFFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Funds From Operations Attributable to Common Stockholders and Unitholders (“FFO”)

FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations,” which was restated in 2018, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how Net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. We have adopted the NAREIT definition for computing FFO as a meaningful supplemental gauge of our operating results, and as is most often presented by other REIT industry participants.

The NAREIT definition of FFO (and the one reported by the Company) is:

Net income/loss, excluding:

•	depreciation and amortization related to real estate;

•	gains and losses from the sale of certain real estate assets;

•	gains and losses from change in control and

•	impairment writedowns of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

Not all companies necessarily utilize the standardized NAREIT definition of FFO, so caution should be taken in comparing the Company’s reported FFO results to those of other companies. The Company’s FFO results are comparable to the FFO results of other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Core Funds From Operations Attributable to Common Stockholders and Unitholders (“Core FFO”)

The Company makes adjustments to FFO to remove costs incurred and revenues recorded that are singular in nature and outside the normal operations of the Company and portray its primary operational results. The Company calculates Core FFO as:

FFO, plus:
• acquisition and pursuit (dead deal) costs;
• Loan cost amortization on acquisition term notes and loan coordination fees;
• losses on debt extinguishments or refinancing costs;
• internalization costs;
• non-cash dividends on preferred stock;
• non-cash (income) expense for current expected credit losses;
• Extraordinary Event - COVID-19 Expense; and

Less:
• earnest money forfeitures by prospective asset purchasers.

Core FFO figures reported by us may not be comparable to Core FFO figures reported by other companies. We utilize Core FFO as a supplemental measure of the operating performance of our portfolio of real estate assets. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of Core FFO removes costs incurred and revenues recorded that are often singular in nature and outside the normal operations of the Company, we believe it improves comparability to investors in assessing our

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core operating results across periods. Core FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Adjusted Funds From Operations Attributable to Common Stockholders and Unitholders (“AFFO”)

AFFO makes further adjustments to Core FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. The Company calculates AFFO as:

Core FFO, plus:
• non-cash equity compensation to directors and executives;
• amortization of loan closing costs;
• weather-related property operating losses;
• amortization of loan coordination fees paid to the Manager;
• depreciation and amortization of non-real estate assets;
• net loan fees received;
• accrued interest income received;
• cash received for purchase option terminations;
• deemed dividends on preferred stock redemptions;
• non-cash dividends on Series M Preferred Stock; and
• amortization of lease inducements;

Less:
• non-cash loan interest income;
• cash paid for loan closing costs;
• amortization of acquired real estate intangible liabilities;
• amortization of straight line rent adjustments and deferred revenues; and
• normally-recurring capital expenditures and capitalized retail direct leasing costs.

AFFO figures reported by us may not be comparable to those AFFO figures reported by other companies. We utilize AFFO as another measure of the operating performance of our portfolio of real estate assets. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of AFFO removes other significant non-cash charges and revenues and other costs which are not representative of our ongoing business operations, we believe it improves comparability to investors in assessing our core operating results across periods. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Multifamily Communities' Same-Store Net Operating Income (“NOI”)

We use same store net operating income as an operational metric for our same-store communities, enabling comparisons of those properties’ operating results between the current reporting period and the prior year comparative period. We define our population of same-store communities as those that are stabilized and that have been owned for at least 15 full months, as of the end of the first quarter of each year, and exclude the operating results of properties for which construction of adjacent phases has commenced, and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We define net operating income as rental and other property revenues, less total property and maintenance expenses, property management fees, real estate taxes, general and administrative expenses, and property insurance. We believe that net operating income is an important supplemental measure of operating performance for REITs because it provides measures of core operations, rather than factoring in depreciation and amortization, financing costs, acquisition costs, and other corporate expenses. Net operating income is a widely utilized measure of comparative operating performance in the REIT industry, but is not a substitute for the most comparable GAAP-compliant measure, net income/loss.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers, Class A office

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buildings, and student housing properties. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans for multifamily properties. As of March 31, 2020, the Company owned or was invested in 123 properties in 15 states, predominantly in the Southeast region of the United States.

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